UNDERWRITING AGREEMENT

UNDERWRITING AGREEMENT

Schedule A

Funds to be Serviced Under This Agreement

Amerigo Fund (Class N)

Clermont Fund (Class C and Class N)

Berolina Fund (Class N)

Descartes Fund (Class N)

Liahona Fund (Class N)

This Schedule was amended on September 23, 2005 to add the Berolina Fund, and on December 19, 2005 with respect to the Liahona and Descartes Funds.